Exhibit 99.1
Contact:
Alan Catherall
770 485-2527

PRESS RELEASE

FOR IMMEDIATE RELEASE

Jeffrey O. Smith Joins Numerex Board of Directors

ATLANTA, March 24, 2008 - Numerex Corp. (NASDAQ: NMRX), the leading provider of full-service, highly secure M2M network services and solutions, today announced that Ublip President and Chief Executive Officer (CEO) Jeffrey O. Smith, PhD., has been appointed to its Board of Directors. Dr. Smith is a pioneer and visionary in the computer and wireless industry with over 30 years of experience.

“Jeff is a highly respected leader in the wireless communications industry and he will be a tremendous asset to our Board of Directors,” said Stratton Nicolaides, Numerex CEO. “Jeff brings a great depth of scientific knowledge and business management experience to our Board and we look forward to his insights as we build upon Numerex’s M2M market leadership and address the exciting growth opportunities ahead.”

In 2002, Dr. Smith founded SensorLogic, now one of the industry’s leading Telemetry Service Providers. Recently he founded Ublip, a provider of Web 2.0 applications for remote asset management. In 1993, he co-founded and served as President and CEO of OnRamp Technologies, a leading Internet Service Provider. OnRamp became the first investment of Verio. During Jeff’s tenure at Verio as Regional President and Board member, the company grew to one of the largest web-hosting companies in the world and a principal international ISP. In 2000, Verio was sold to NTT for $5.5B in cash. Jeff honed his early scientific career with Motorola followed by five years with the Automation Robotics Research Institute and two years with the Superconducting Supercollider.

Jeff joins as the eighth member of Numerex’s board of directors. He has served on the boards of technology companies including Winning Habits, CreditAnswers, Vericenter, and Verio.  He has also served as an advisor to venture capital funds.

About Numerex
Numerex Corp. (NASDAQ: NMRX) offers the broadest choice of secure machine-to- machine (M2M) network services and solutions. Numerex delivers a depth of expertise and excellence through its M2M service platforms - Networx, Techworx, and Flexworx -that leading companies choose to power their M2M solutions. Numerex is the only M2M Company in North American to carry ISO/IEC 27001:2005 certification – ISO’s highest information security benchmark to ensure data integrity and security. Numerex is headquartered in Atlanta, Georgia. For additional information, visit http://www.numerex.com

"Statements contained in this press release concerning Numerex that are not historical fact are "forward-looking" statements and involve important risks and uncertainties. Such risks and uncertainties, which are detailed in Numerex's filings with the Securities and Exchange Commission, could cause Numerex's results to differ materially from current expectations as expressed in this press release."

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